EXHIBIT 10.1

Contact: David Zigdon CFO (972) 3-6455004 davidz@radcom.com

FOR IMMEDIATE RELEASE

RADCOM REPORTS Q4 AND FULL YEAR 2005 FINANCIAL RESULTS
-- Revenues for the Year Up 39% To $22.3M; Q4 Revenues Up 30% YOY to $6.6M -
-- 4th Consecutive Profitable Quarter with $0.05 EPS for Q4, $0.10 EPS for 2005 -

TEL-AVIV, Israel—February 6, 2006-- RADCOM Ltd. (RADCOM) (NASDAQ: RDCM) today announced financial results for the fourth quarter and full year ended December 31, 2005.

Financial Results

Revenues for the fourth quarter of 2005 were $6,578,000, an increase of 30% compared to $5,078,000 for the fourth quarter of 2004, representing the Company’s fourth consecutive quarter of 30% or more year-over-year growth. Net income for the fourth quarter of 2005 was $798,000, or $0.05 per ordinary share (basic and diluted), representing the Company’s fourth consecutive profitable quarter. This compared to a net loss of $243,000, or $0.02 per ordinary share (basic and diluted) for the fourth quarter of 2004.

Revenues for the year ended December 31, 2005 increased by 39% to $22,340,000 compared to $16,055,000 in 2004. Net income for 2005 was $1,527,000, or $0.10 per ordinary share (basic and diluted), completing four profitable quarters for the year. This compared to a net loss of $1,678,000, or $0.12 per ordinary share (basic and diluted) recorded in 2004.

Comments of Management

Commenting on the results, Arnon Toussia-Cohen, President and CEO of RADCOM, said, “The fourth quarter was a strong end to a great year. After returning to profitability in Q1 our momentum continued to build, enabling us to deliver four straight profitable quarters with 39% year-over-year revenue growth and positive cash flow. Taken as a whole, we are growing faster than the telecom monitoring market, reflecting the growing recognition by 3G and VoIP service providers that RADCOM solutions are strategic for achieving profitable, high quality services.

“During the year, we focused on the U.S. sales effort and succeeded in penetrating both Tier-1 and Tier 2 players. We also stepped up our activities in China to position RADCOM to benefit from its emerging 3G marketplace. In 2006, our focus will be to expand on this base, build our European sales and capitalize on our open-platform technology advantage through strategic cooperations with many types of applications providers.”

The following statement is forward-looking in nature, and actual results may differ materially. See below under “Risks Regarding Forward Looking Statements”.

Normal seasonality of the Company’s business usually results in a first quarter with revenues lower than those of the preceding fourth quarter. However, the Company projects that its revenues for the first quarter of 2006 will be $6.3 million to $6.8 million.

A teleconference to discuss the results will be held today, February 6th, at 9:00 a.m. Eastern Time. To participate, please call 1-888-428-4470 from the U.S., or +1-612-332-0720 from international locations, approximately five minutes before the call is scheduled to begin. A replay of the call will be available from 11:00 AM Eastern Time on February 6th until midnight February 20th. To access the replay, please call 1-800-475-6701 from the U.S., or +1-320-365-3844 from international locations, and use the access code 813009. The conference call can also be accessed online at www.radcom.com.

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RADCOM develops, manufactures, markets and supports innovative network test and service monitoring solutions for communications service providers and equipment vendors. The company specializes in Next Generation Cellular as well as Voice, Data and Video over IP networks. Its solutions are used in the development and installation of network equipment and in the maintenance of operational networks. The company’s products facilitate fault management, network service performance monitoring and analysis, troubleshooting and pre-mediation. For more information, please visit www.RADCOM.com.

Risks Regarding Forward Looking Statements

Certain statements made herein that use the words ``estimate,'' ``project,'' ``intend,'' ``expect”, ''believe`` and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements, including, among others, changes in general economic and business conditions and specifically, decline in demand to the Company's products, inability to timely develop and introduce new technologies, products and applications and loss of market share and pressure on prices resulting from competition. For additional information regarding these and other risks and uncertainties associated with the Company's business, reference is made to the Company's reports filed from time to time with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements.

(Financial tables follow)

RADCOM REPORTS/3

RADCOM Ltd.
Consolidated Statements of Operations
(1000's of U.S. dollars, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Sales	6,578	5,078	22,340	16,055
Cost of sales	2,197	1,612	7,398	5,127
Gross profit	4,381	3,466	14,942	10,928

Research and development, gross	1,525	1,376	5,815	5,232
Less - royalty-bearing participation	401	420	1,735	1,722
Research and development, net	1,124	956	4,080	3,510
Sales and marketing	2,081	1,884	7,881	6,983
General and administrative	453	899	1,689	2,191
Total operating expenses	3,658	3,739	13,650	12,684
Operating income (loss)	723	(273)	1,292	(1,756)
Financing income, net	75	30	235	78
Net income (loss)	798	(243)	1,527	(1,678)
Basic net income (loss) per ordinary share	0.05	(0.02)	0.10	(0.12)
Diluted net income (loss) per ordinary share	0.05	(0.02)	0.10	(0.12)
Weighted average number of ordinary shares used in computing basic net income (loss) per ordinary share	14,879,074	14,417,980	14,696,090	13,453,509
Weighted average number of ordinary shares used in computing diluted net income (loss) per ordinary share	15,894,937	14,417,980	15,561,585	13,453,509

(Additional table to follow)

RADCOM REPORTS/4

RADCOM Ltd.
Consolidated Balance Sheets
(1000's of U.S. dollars)

	As of	As of
	December 31, 2005	December 31, 2004
Current Assets	(unaudited)	(unaudited)
Cash and cash equivalents	10,520	6,558
Marketable securities	-	1,992
Trade receivables, net	7,856	5,341
Inventories	1,938	2,400
Other current assets	380	880
Total Current Assets	20,694	17,171

Assets held for severance benefits	1,863	1,784

Property and equipment, net	1,233	1,174

Total Assets	23,790	20,129

Liabilities and Shareholders' Equity
Current Liabilities
Trade payables	2,148	2,027
Current deferred revenue	1,545	889
Other payables and accrued expenses	4,014	4,204
Total Current Liabilities	7,707	7,120

Long-Term Liabilities
Long-term deferred revenue	1,161	583
Liability for employees’ severance pay benefits	2,437	2,402
Total Long-Term Liabilities	3,598	2,985

Total Liabilities	11,305	10,105

Shareholders' Equity
Share capital	107	101
Additional paid-in capital	44,613	43,698
Accumulated other comprehensive loss	-	(13)
Accumulated deficit	(32,235)	(33,762)
Total Shareholders' Equity	12,485	10,024

Total Liabilities and Shareholders' Equity	23,790	20,129